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                                                                    Exhibit 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                         Six Months
                                              Year Ended      Year Ended     Year Ended     Year Ended     Year Ended       Ended
                                                31-Dec          31-Dec         31-Dec         31-Dec         31-Dec        30-June
                                                 2001            2002           2003           2004           2005          2006
                                              ---------       ----------     ----------     ----------     ----------    -----------
CONSOLIDATED STATEMENTS OF INCOME DATA

Income (loss) before income taxes              $ 11,522       $ 59,129       $ 20,416       $ 90,763       $ 60,140       $(32,587)

Add:
Portion of rents representative of the
   interest factor                             $    905       $    890       $    817       $    720       $    595       $    162
Interest on indebtedness                         15,689         15,143         14,269         13,385         13,083         10,563
Amortization of deferred financing costs            195            250            350            374            374            569
                                               --------       --------       --------       --------       --------       --------
Income as adjusted                             $ 28,311       $ 75,412       $ 35,852       $105,242       $ 74,192       $(21,293)
                                               ========       ========       ========       ========       ========       ========

Fixed charges:
Portion of rents representative of the
   interest factor                             $    905       $    890       $    817       $    720       $    595       $    162
Interest of indebtedness                         15,689         15,143         14,269         13,385         13,083         10,563
Amortization of deferred financing costs            195            250            350            374            374            569
                                               --------       --------       --------       --------       --------       --------
Fixed charges                                  $ 16,789       $ 16,283       $ 15,436       $ 14,479       $ 14,052       $ 11,294
                                               ========       ========       ========       ========       ========       ========
Ratio of earnings to fixed charges                1.69x          4.63x          2.32x          7.27x          5.28x             (1)
                                               ========       ========       ========       ========       ========       ========

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(1) For the six months ended June 30, 2006 the deficit in earnings to fixed charges totaled $32.6 million.